Exhibit 99.1

North American Crane Bureau and CM Labs Expands Relationship with New Partnership Agreement

ALTAMONTE SPRINGS, Fla., Sept. 2, 2021 /PRNewswire/ - North American Crane Bureau Group (NACB), a subsidiary of ProBility Media Corp, (OTCPK: PBYA), an education company building the first full-service training and career advancement brand for the skilled trades, has signed an agreement in which NACB will leverage our substantial client base to assist in the sales of simulators from CM Labs Simulations (CM Labs), and CM Labs will promote NACB training services as an Approved Training Provider in Lift and Load Handling Training and Certification.

Prior to 2020, NACB’s simulation division NACB IES, provided multiple types of crane simulators for its customers. Following a decision to focus on its more profitable business unit of safety training, NACB discontinued the division. NACB still receives numerous inquiries from its customers and new opportunities for simulators which can range from custom simulators to off-the-shelf units.

“The partnership with CM Labs is a significant step for NACB. Both NACB and CM Labs have prestigious customer bases worldwide. We anticipate our opportunities and relationships can grow exponentially as we leverage our world-renowned NACB Lift Equipment Training and Certifications with the world-renowned simulators provided by CM Labs.” Stated Dana Jackson, Chief Operator Officer for ProBility Media Corp. “CM Labs’ clients fall within our target market. With this new agreement there is now a mutual interest for NACB to assist their clientele, which should expand our customer base domestically and internationally.”

“We’re excited to announce this collaboration with NACB,” says Julien Richer-Lanciault, Product Manager at CM Labs. “We look forward to increased velocity in our vision to address the skilled labor gap, and improve safety training across our common markets through the use of innovative technology.”

With the recent acquisition of Upstryve by ProBility, it now offers training and programs for companies outside of the crane and hoist industry. “ProBility and Upstryve’s customers can now tap into simulators from CM Labs beyond just crane. CM Labs’ offering includes other simulation solutions for construction trades, defense and engineering, which will enable us to offer a complete training solution to our clients across all brands.” Stated Noah Davis, President of ProBility Media Corp.

About CM Labs

CM Labs builds simulation-based solutions to help clients design advanced equipment and prepare for skilled operations. Through its Vortex Studio platform, CM Labs provides capabilities for training simulators, mission rehearsal, serious games, virtual prototyping, and testing. Today, CM Labs is the leading vendor for simulation-based training in the construction industry. With over 1,000 simulators in 30 countries using CM Labs’ simulation technology, its markets are global. Customers include Honda, Hitachi, Liebherr, NASA, Volvo and many others.

About North American Crane Bureau Group

NACB, a subsidiary of ProBility Media Corp., conducts over 400 safety programs each year all over the world. With training facilities located in Central Florida, Cincinnati, OH and Southeast Texas, customers can receive hands-on crane operator training at these locations. NACB has also published award winning courses in safety, rigging and crane operations. NACB holds a federal accreditation under 29CFR part 1919, Cal/OSHA accreditation under Title 8, and is recognized by several state entities as being qualified to conduct lift equipment inspection / certification and / or operator training / certification. In 1996 NACB partnered with NCCER to facilitate the development of its first mobile crane operator training series. Today NACB offers NCCER, ANSI Accredited Certifications for its crane, rigging and signal person certifications as well as a host of NACB Certifications, Authorizations and Qualifications. For more information, visit http://www.CraneSafe.com.

About Upstryve Inc

Upstryve is the only tutoring platform dedicated to providing aspiring professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. It’s platform links aspiring trade professionals with expert trade tutors and instructors who have years of experience in the field. Students work with tutors who guide them through typical struggles and help them gain the confidence they need before exam day. It’s instructors specialize in exam preparation for all construction and trades, National Trade Association Exams, Contractors, Electricians, Plumbing, HVAC, Engineering, Healthcare, Utilities and more. Upstryve offers existing industry experts to earn from three sources, hourly tutoring at their desired hourly rate, affiliated sales of study materials and the ability to publish study materials, test questions and specialized courses through its publishing platform. For more information, visit www.upstryve.com.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit http://www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE ProBility Media Corp.

Related Links

http://www.ProBilityMedia.com